Filed Pursuant to Rule 424(b)(5)
Registration No. 333-255792

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 21, 2023)

24,761,905 Shares of Common Stock

Pre-Funded Warrants to Purchase 3,809,523 Shares of Common Stock

Warrants to Purchase 28,571,428 Shares of Common Stock

We are offering (i) 24,761,905 shares of our common stock, pre-funded warrants to purchase 3,809,523 shares of our common stock, or the pre-funded warrants, and (ii) accompanying warrants, or the purchase warrants, to purchase up to an aggregate of 28,571,428 shares of our common stock (and the shares of our common stock issuable from time to time upon exercise of each of the purchase warrants and pre-funded warrants) pursuant to this prospectus supplement and the accompanying prospectus. The common stock and pre-funded warrants will be sold in combination with an accompanying purchase warrant to purchase one share of common stock issued for each share of common stock or pre-funded warrant sold. The shares of our common stock (or the pre-funded warrants) and purchase warrants are immediately separable and will be issued separately. The purchase warrants will be exercisable six months from the date of issuance and will expire five and a half years from the date of issuance. The purchase warrants will have an exercise price of $1.00 per whole share of our common stock, subject to adjustment as described elsewhere in this prospectus supplement. The pre-funded warrants will be exercisable immediately and are exercisable for one share of our common stock. The purchase price of each pre-funded warrant is equal to the combined purchase price at which a share of our common stock and the accompanying purchase warrant is sold in this offering, minus $0.01, and the exercise price of each pre-funded warrant is $0.01 per share of our common stock.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “SGMO.” On March 21, 2024, the last reported sale price of our common stock was $0.97 per share. There is no established public trading market for the purchase warrants or the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the purchase warrants or the pre-funded warrants on any securities exchange or recognized trading system.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information in “Risk Factors” beginning on page S-15 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Share and Accompanying Purchase Warrant	Per Pre-Funded Warrant and Accompanying Purchase Warrant	Total
Combined offering price	$0.8400	$0.8300	$23,961,904
Placement agents’ fees(1)	$0.0504	$0.0498	$1,437,714
Proceeds, before expenses, to us	$0.7896	$0.7802	$22,524,190

(1)

Includes a cash fee of 6.0% of the aggregate gross proceeds of this offering. In addition, we have agreed to pay certain expenses of the placement agents. See “Plan of Distribution” beginning on page S-36 of this prospectus supplement for additional information with respect to the compensation we will pay the placement agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the securities being offered pursuant to this prospectus supplement and the accompanying prospectus is expected to be made on or about March 26, 2024, subject to satisfaction of customary closing conditions.

Barclays	Cantor

Prospectus supplement dated March 21, 2024.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to the offering of our securities. Before buying any of the securities that we are offering, we urge you to carefully read this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference as described in the section titled “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus and the information in any free writing prospectus that we may authorize for use in connection with this offering. These documents contain important information that you should consider when making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our securities and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated April 21, 2023, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or the SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We have not authorized anyone to provide you with information different than or inconsistent with the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision regarding the securities we are offering. You should also read and consider the information in the documents to which we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein to “Sangamo,” “the company,” “we,” “us,” “our” and similar references refer to Sangamo Therapeutics, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference include trademarks, trade names and service marks owned by us or other companies. SANGAMO®, Better Therapeutics By Design®, ZFP Therapeutic® and Engineering Genetic Cures® are our registered trademarks in the United States, and Sangamo Therapeutics™ and Pioneering Genetic Cures™ are our trademarks. All other trademarks or trade names referred to in this prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference are the property of their respective owners. We do not intend our use or display of other companies’ trademarks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies or products.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully this entire prospectus supplement and the accompanying prospectus, the information incorporated by reference herein and therein and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the factors described in “Risk Factors” beginning on page S-15 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC, which is incorporated by reference, our consolidated financial statements and the related notes and other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Overview

We are a genomic medicine company committed to translating ground-breaking science into medicines that transform the lives of patients and families afflicted with serious neurological diseases. We believe our zinc finger epigenetic regulators are ideally suited to potentially address devastating neurology disorders and our capsid engineering platform has demonstrated the ability to expand delivery beyond currently available intrathecal delivery capsids, including in the central nervous system, or CNS, in preclinical studies.

In 2023, we announced our strategic transformation into a neurology-focused genomic medicine company developing epigenetic regulation therapies designed to address serious neurological diseases and novel adeno-associated virus, or AAV, capsid delivery technology. This transformation involved the deferral of new investments in both our Fabry gene therapy and Chimeric Antigen Receptor, or CAR, engineered regulatory T cell, or CAR-Treg, cell therapy programs unless and until we are able to successfully secure a collaboration partner or external investment in these programs. In addition, we have undertaken restructurings of operations and workforce reductions, including the consolidation of all our U.S. operations, including our headquarters, to our Richmond, California facility, and the planned closure of our facilities in Brisbane, California and Valbonne, France in 2024.

Our Core Neurology Programs

Our neurology preclinical development is focused on two innovative areas aligned with our strategic transformation: (i) development of epigenetic regulation therapies to treat serious neurological diseases and (ii) development of novel engineered AAV capsids to deliver our therapies to the intended neurological targets. Initial indications for our preclinical wholly-owned programs include chronic neuropathic pain, prion disease and tauopathies, with an investigational new drug application, or IND, submission for Nav1.7 expected in the fourth quarter of 2024, a clinical trial authorization, or CTA, for prion anticipated in the fourth quarter of 2025, and an IND submission for tau expected as early as the fourth quarter of 2025, each subject to our ability to secure adequate funding.

Our preclinical development is focused on epigenetic regulation therapies for serious neurological diseases. Indications for our neurology preclinical programs include chronic neuropathic pain, tauopathies, neurodegenerative diseases such as prion disease and amyotrophic lateral sclerosis, or ALS, and Huntington’s disease, some of which we are developing with our collaborators Alexion Pharmaceuticals, Inc., or Alexion, (formerly partnered with Pfizer Inc., or Pfizer) and Takeda Pharmaceutical Company Limited, or Takeda. Indications for preclinical neurology programs that are currently paused pending additional funding include neurodevelopmental disorders and neurodegenerative diseases, some of which were progressed with our former collaborators Biogen MA, Inc. and Biogen International GmbH, which we refer to together as Biogen, and Novartis Institutes for BioMedical Research, Inc., or Novartis.

We also continue to advance development of novel engineered AAV capsids enhanced for delivery to neurological targets and have identified a proprietary engineered neurotropic AAV capsid variant that demonstrated an ability to cross the blood-brain barrier, or BBB, in nonhuman primates, or NHPs, and mediated robust transduction, transgene expression, and targeted epigenetic repression throughout the brain and spinal cord after intravenous, or IV, administration. We believe the identification of this novel capsid has the potential to unlock multiple neurology epigenetic regulation programs that were paused pending the identification of a suitable capsid, including programs previously in development under our former collaboration agreements with Biogen and Novartis. Sangamo may potentially resume development of these programs internally, subject to receipt of adequate funding, or with new potential collaborators.

Other Wholly-Owned Product Candidates

To focus resources on our preclinical neurology pipeline, we have deferred new investments in our clinical programs comprising of our Fabry gene therapy program and our TX200 CAR-Treg cell therapy program, unless and until we are able to successfully secure a collaboration partner or external investment in these programs.

Our current clinical-stage product candidates are:

•

Isaralgagene civaparvovec, also known as ST-920, our wholly-owned gene therapy product candidate for the treatment of Fabry disease, is currently being evaluated in our Phase 1/2 STAAR clinical study; and

•

TX200, our wholly-owned CAR-Treg cell therapy product candidate for the prevention of immune-mediated rejection in HLA-A2 mismatched kidney transplantation, is currently being evaluated in our Phase 1/2 STEADFAST clinical study.

Partnerships and Collaborations

Giroctocogene fitelparvovec, also known as SB-525, a gene therapy product candidate for the treatment of moderately severe to severe hemophilia A, is currently being evaluated in the registrational Phase 3 AFFINE clinical trial. We are developing giroctocogene fitelparvovec with our collaborator Pfizer. Dosing of all patients in the trial is now complete. A pivotal readout is expected in the middle of 2024, with Pfizer anticipating submitting a Biologics License Application, or BLA, in the U.S. and a marketing authorization application, or MAA, in Europe in early 2025, if the pivotal readout is supportive. We have the potential to earn up to $220 million in future clinical, regulatory and commercial milestone payments plus tiered, escalating royalties of 14% to 20% on potential future product sales if approved for commercial sale, subject to reduction due to patent expiration, entry of biosimilar products to the market and payment made under certain licenses for third party intellectual property.

Our collaborations with biopharmaceutical companies bring us important financial and strategic benefits and reinforce the potential of our research and development efforts and our ZF technology platform. They leverage our collaborators’ therapeutic and clinical expertise and commercial resources with the goal of bringing our medicines more rapidly to patients. We believe these collaborations reflect the value of our ZF technology platform and will potentially expand the addressable markets of our product candidates. To date, we have received approximately $817.0 million in upfront licensing fees, milestone payments and proceeds from sale of our common stock to collaborators and have the opportunity to earn up to $1.9 billion in potential future milestone payments from our ongoing collaborations, in addition to potential product royalties.

Our Novel Science and Technologies

We are a leader in the research and development of zinc finger proteins, or ZFPs, which are abundantly occurring human proteins that have evolved to regulate the genome through interactions with DNA and regulatory proteins. Our strategy is to translate our differentiated and versatile ZF technology platform to create product candidates with best- or first-in-class clinical potential. We believe that the versatility and flexibility of our technology platforms enable us to design therapeutic approaches to resolve the underlying genetic or cellular causes of disease, using whichever technology is best suited to deliver that treatment. Our current area of focus is developing epigenetic regulation therapies with our ZF technology platform for serious neurological diseases.

We are also evaluating several potential routes of administration for our neurology-targeted investigational therapies, as delivery of genomic medicines to the CNS is a significant obstacle to developing therapies treating neurological disorders. We have developed a proprietary AAV capsid engineering platform, Selecting In vivo For Transduction and Expression of RNA, or SIFTER, with the aim of engineering capsids with improved CNS transduction and have presented results from capsids for both IV and cerebrospinal fluid, or CSF, administration.

In addition to the ZF platform, we are developing integrases as a tool for targeted integration of therapeutic transgenes into the somatic human genome. The goal of this program is to develop a platform that allows for highly efficient gene integration without cutting the human genome or depending on any native cellular DNA repair machinery.

In the process of developing these technologies, we have additionally accrued significant scientific and development capabilities, as well as manufacturing know-how, that are broadly applicable to the field of gene therapy, which we have used to develop our genomic medicine product candidates.

Manufacturing

Following restructuring of our operations in 2023, we expect to be substantially reliant on external partners to manufacture clinical supply for our neurology portfolio. We are retaining our in-house analytical and process development capabilities.

Key Recent Business Updates

Presentation of Data on STAC-BBB Capsid

On March 13, 2024, we announced preclinical data for our proprietary AAV capsid variant, Sangamo Therapeutics AAV Capsid-BBB, or STAC-BBB, which demonstrated an ability to cross the BBB in NHPs and mediated robust transduction, transgene expression, and targeted, potent epigenetic repression throughout the brain and spinal cord of NHPs after IV administration. STAC-BBB also demonstrated industry-leading brain tropism and enrichment in NHPs, resulting in 700-fold higher transgene expression than the benchmark capsid AAV9 in the preclinical study.

The development of potentially transformative, single infusion genomic medicines for neurological diseases has been limited by the lack of potent genome-targeting cargoes and efficient non-invasive delivery vectors that broadly distribute across the CNS following IV administration. By pairing STAC-BBB with our proprietary zinc finger repressors, or ZFR, and zinc finger activators, or ZFA, cargos, we believe we have a genomic medicine platform for the potential treatment of a wide array of neurological diseases, including Alzheimer’s disease, Parkinson’s disease, ALS, Huntington’s disease, and other neurodegenerative, neurodevelopmental, neuromuscular, and neuropsychiatric diseases with a defined neurogenetic etiology. The STAC-BBB capsid could potentially unlock multiple neurology epigenetic regulation programs that were paused pending the identification of a suitable capsid, including programs previously in development under our former collaboration agreements with Biogen and Novartis for tauopathies, synucleinopathies, Myotonic Dystrophy Type 1, Angelman Syndrome, and Autism Spectrum Disorders. We may resume development of these programs internally, subject to receipt of adequate funding, or with new potential collaborators.

The discovery of the IV-administered STAC-BBB capsid complements our existing suite of intrathecally administered capsids, including those currently the subject of a research evaluation and option agreement with Prevail Therapeutics, or Prevail, a wholly-owned subsidiary of Eli Lilly and Company.

We leveraged our SIFTER platform to engineer the capsid variant STAC-BBB. Three rounds of in vivo library screening were conducted in cynomolgus macaques using the SIFTER method. In the third round of screening, three macaques were dosed intravenously with a multiplexed library of 1,260 capsids, each linked to at least four unique barcodes driven by either a neuron-specific human synapsin 1 or ubiquitous enhancer-chicken beta-actin, or CMV, promoter. Nucleic acids were isolated from CNS and peripheral tissues and the level of mRNA expression and DNA delivery mediated by each capsid was assessed. STAC-BBB was identified as the highest performing capsid for CNS delivery across all performance metrics evaluated in the study, mediating a 700-fold improvement in neuronal expression compared to benchmark capsid AAV9, and outperforming the other known published capsids evaluated in the study as outlined in Figure 1. Moreover, enrichment in both neuronal and ubiquitous transcript expression was consistent in all CNS tissues and across all animals in the study. CNS delivery was exhibited in 150 brain punches collected from key brain regions, across six coronal brain slices spanning the rostro-caudal axis, and along the entire length of the spinal column, as illustrated in Figure 2. STAC-BBB also demonstrated a desired de-targeting of dorsal root ganglia as illustrated in Figure 3 and other peripheral tissues, a biodistribution profile that is optimal for the treatment of neurological diseases with AAV-based treatments. We additionally analyzed capsid performance across barcode replicates and counted the number of unique molecular identifiers linked to each barcode. All four STAC-BBB barcode replicates performed equally well, and thousands of unique molecular identifiers were recovered from CNS tissues.

We next tested STAC-BBB in an individual capsid evaluation in cynomolgus macaques. The first study arm tested the STAC-BBB capsid with a cassette comprised of ubiquitous chicken beta-actin, or CAG, promoter driving expression of a nuclear localized green florescent protein, or GFP, reporter, followed by a self-cleaving 2A peptide, and a ZFR targeting the PRNP gene. Three cynomolgus macaques were dosed intravenously at a dose of 2e13 vg/kg. Immunohistochemistry, or IHC, staining for GFP demonstrated widespread transduction throughout the brain (Figure 4) including robust coverage of the cortex (Figure 5) and dentate nucleus (Figure 6). The transduction pattern suggests a predominantly neuronal tropism for STAC-BBB and single cell RNAscope analysis is ongoing to quantify cell type specific transduction. STAC-BBB mediated consistent brain-wide transgene expression in all three animals (Figure 7). ZFR expression led to PRNP repression in all 35 brain regions assessed by bulk punch analysis (Figure 8).

A second arm of the individual evaluation of STAC-BBB assessed target engagement using a ZFR targeting MAPT, the gene encoding the tau protein. The ZFR was expressed from the neuron-specific human synapsin 1 promoter. STAC-BBB was dosed intravenously at 5e12 vg/kg, 2e13 vg/kg, or 1e14 vg/kg in cynomolgus macaques, with three animals assessed in each dosing group. Dose dependent ZFR expression was observed throughout the brain in the RT-qPCR brain punch analysis. Figure 8 shows transgene expression levels in six coronal sections spanning the rostral-caudal axis. STAC-BBB also demonstrated dose dependent ZFP expression and neuronal MAPT repression in the lateral geniculate nucleus and thalamus brain regions (Figure 9). Figure 10 shows a similar correlation between increased zinc finger expression and decreased tau expression in a dose-dependent manner. Understanding the activity of the zinc finger at the single-cell level is important, so in addition to the bulk brain tissue analyses we also utilized a multiplexed RNAscope and immunohistochemistry approach to visualize ZFR expression and tau repression in neurons. Here we show that where the zinc finger is expressed, we see a striking corresponding reduction of tau at the single cell level in the pons. These findings are confirmed in Figure 11, showing the strong repression of tau mRNA levels in individual neurons where the ZFR is expressed in the motor cortex brain region.

STAC-BBB was generally well tolerated in NHPs, with no notable treatment related pathological findings in brain, spinal cord and peripheral tissues. We believe that STAC-BBB is manufacturable at commercial scale using standard cell culture and purification processes, is soluble using known excipients, and can be characterized using available analytics.

Figure 1: In vivo library screening in cynomolgus macaques identified STAC-BBB as the top performing capsid for BBB crossing and neuronal transgene expression throughout the brain.

Neuronal RNA expression (3-week study, hSyn1)

Figure 2: STAC-BBB mediated a 700-fold improvement in neuronal expression relative to the benchmark capsid AAV9. CNS enrichment is consistent across all three cynomolgus macaques and in six brain levels spanning the rostro-caudal axis.

Neuronal RNA expression (3-week study, hSyn1)

Box represents 25th – 75th percentile of library performance, whiskers are 1.5x the interquartile range

Figure 3: STAC-BBB was enriched in neuronal RNA expression in all CNS regions and demonstrated a desired de-targeting of dorsal root ganglia (DRG).

Neuronal RNA expression (3-week study, hSyn1)

Figure 4: STAC-BBB demonstrated widespread and robust transgene expression throughout the brain at a dose of 2e13 vg/kg. Expression of a nuclear localized GFP is detected by immunohistochemistry in coronal brain sections. Negative control tissue without AAV treatment shows no signal. A Nissl counterstain was applied to detect cell nuclei.

Figure 5: STAC-BBB exhibited widespread transduction across all cortical regions. Nuclear localized GFP was detected by immunohistochemistry in coronal brain sections. A Nissl counterstain was applied to detect cell nuclei.

2e13 vg/kg STAC-BBB, 19 days post administration

Figure 6: STAC-BBB mediated efficient transduction of neurons in the dentate nucleus. Transduced neurons exhibiting nuclear localized GFP signal are labeled with a green arrow. Neurons that are not transduced are labeled in pink.

2e13 vg/kg STAC-BBB, 19 days post administration

Figure 7: STAC-BBB mediated brain-wide expression of a ZFR targeting the PRNP gene. RT-qPCR measurements of ZFR expression in 220 punches spanning 10 brain levels are shown for each animal. The color of each punch is proportional to the quantity of ZFR that is expressed. Each punch is 2 mm in diameter and 4 mm thick.

Reporter Arm, 2e13 vg/kg dose, 19 days post administration, RT-qPCR bulk brain punch analysis

Figure 8: STAC-BBB mediated ZFR expression translated to brain-wide prion repression in all 35 brain regions analyzed

Prion expression in control animals is set to 1. STAC-BBB was dosed at 2e13 vg/kg. Each bar represents the average of three animals. Each dot represents the average of multiple brain punches for one animal for the indicated region. Bulk analysis of brain punches.

Figure 9: STAC-BBB mediated a clear dose response curve for expression of a ZFR targeting MAPT. Transgene expression was observed throughout the NHP brain. The color of each punch is proportional to the quantity of ZFR that is expressed. Each punch is 2 mm in diameter and 4 mm thick.

One NHP from each dose group shown, 28 days post administration RT-qPCR bulk analysis.

Figure 10: STAC-BBB mediated potent tau repression in neurons in the lateral geniculate nucleus and thalamus brain regions. A dose response was observed in the expression of ZFR and repression of tau mRNA. Tau expression levels are normalized to vehicle treated animals. Immunohistochemistry images are provided as representative examples from the reporter study arm.

Chromogenic IHC images from reporter arm

Bulk analysis of brain punches, normalized to vehicle

Figure 11: STAC-BBB mediated bulk tau repression translates to potent single-neuron suppression in the pons, a region central to PSP

Left panel: Chromogenic IHC image from reporter arm. Bulk analysis of brain punches, normalized to vehicle.

Right panel: Multiplexed RNAscope ISH / IHC assay for NeuN, MAPT mRNA, and ZFR mRNA. 1e14 vg/kg dose, 28 days post administration.

Figure 12: Single cell analysis also shows potent and selective repression of neuronal tau in the motor cortex

Multiplexed RNAscope ISH / IHC assay for NeuN, S100b, MAPT mRNA, and ZFR mRNA

1e14 vg/kg dose, 28 days post administration

Company Information

We were incorporated in June 1995 in the state of Delaware and in January 2017, we changed our name from “Sangamo BioSciences, Inc.” to “Sangamo Therapeutics, Inc.” Our principal executive offices are located at 501 Canal Blvd., Richmond, California 94804. Our telephone number is (510) 970-6000. Our website is www.sangamo.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus. Our website address is included in this prospectus supplement as an inactive textual reference only.

The Offering

Common stock offered by us	24,761,905 shares of our common stock.

Pre-funded warrants offered by us	Pre-funded warrants to purchase up to 3,809,523 shares of our common stock. Each pre-funded warrant will have an initial exercise price per share of $0.01, subject to certain adjustments. The purchase price of each pre-funded warrant is equal to the price at which the share of our common stock and accompanying purchase warrant is being sold in this offering, minus $0.01. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For more information, see the section titled “Description of Securities We Are Offering—Pre-Funded Warrants” on page S-33 of this prospectus supplement. This prospectus supplement also relates to the offering of the shares of our common stock issuable upon exercise of the pre-funded warrants.

Purchase warrants offered by us	Purchase warrants to purchase up to 28,571,428 shares of our common stock. Each purchase warrant will have an initial exercise price per share of $1.00, subject to certain adjustments, will become exercisable six months from the date of issuance, and will expire five and a half years from the date of issuance. For more information, see the section titled “Description of Securities We Are Offering—Purchase Warrants” on page S-34 of this prospectus supplement. This prospectus supplement also relates to the offering of the shares of our common stock issuable upon exercise of the purchase warrants.

Common stock to be outstanding immediately after this offering	202,895,453 shares (assuming none of the purchase warrants or the pre-funded warrants issued in this offering are exercised).

Use of proceeds	We estimate that net proceeds from the issuance of our common stock in this offering will be approximately $21.8 million after deducting placement agents’ fees and estimated offering expenses payable by us. This estimate excludes the proceeds, if any, from the exercise of the purchase warrants and the pre-funded warrants sold in this offering. We currently intend to use the net proceeds from this offering to fund the development of neurology-focused genomic medicines pipeline, novel AAV capsid delivery technology and other general corporate purposes. See “Use of Proceeds” for additional information.

Risk factors	Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information contained in and incorporated by reference in the section titled “Risk Factors” beginning on page S-15 of this prospectus supplement.

The Nasdaq Global Select Market symbol	Our common stock is listed on The Nasdaq Global Select Market under the symbol “SGMO.” There is no established public trading market for the purchase warrants or the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the purchase warrants or the pre-funded warrants on any securities exchange or recognized trading system.

The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 178,133,548 shares of our common stock outstanding as of December 31, 2023. This number excludes the shares of common stock issuable upon exercise of the purchase warrants and the pre-funded warrants offered hereby, and also excludes the following:

•	14,862,004 shares of our common stock issuable upon the exercise of outstanding stock options as of December 31, 2023 with a weighted-average exercise price of $6.951 per share;

•

6,052,923 shares of our common stock issuable upon the vesting and settlement of outstanding restricted stock units, or RSUs, as of December 31, 2023 with a weighted-average grant date fair value of $3.6297 per share;

•	11,136,050 shares of our common stock issuable upon the exercise of outstanding RSUs granted after December 31, 2023 with a weighted-average grant date fair value of $ 0.4548 per share;

•	13,738,867 shares of our common stock available for issuance or future grant under our Amended and Restated 2018 Equity Incentive Plan, or EIP, as of December 31, 2023; and

•	2,858,653 shares of our common stock available for issuance under our 2020 Employee Stock Purchase Plan, or ESPP, as of December 31, 2023.

The number of shares of our common stock to be outstanding immediately following this offering does not include up to approximately $194.5 million of our common stock that remained available for sale as of December 31, 2023 under our Open Market Sales AgreementSM, dated August 5, 2020, as amended, with Jefferies LLC, as agent, or the Sales Agreement. As of the date of this prospectus supplement, approximately $194.5 million of our common stock remained available to be sold under the Sales Agreement, subject to certain conditions as specified in the Sales Agreement. We have agreed not to sell any shares of our common stock pursuant to the Sales Agreement for 180 days after the date of this prospectus supplement.

Unless otherwise indicated, all information in this prospectus supplement assumes:

•	no exercise of outstanding options to purchase our common stock;

•	no vesting and settlement of outstanding RSUs;

•	no issuance of shares available, or that may become available, for future issuance under our equity compensation plans; and

•	no exercise of the purchase warrants and the pre-funded warrants offered hereby.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described below and discussed under the section titled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference, together with the other information in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering and our Common Stock

There is substantial doubt about our ability to continue to operate as a going concern. We will still need substantial additional funding following this offering to execute our operating plan and to continue to operate as a going concern. If adequate funds are not available to us on a timely basis, or at all, we will be required to take additional actions to address our liquidity needs, including additional cost reduction measures such as further reducing operating expenses and delaying, reducing the scope of, discontinuing or altering our research and development activities, which would have a material adverse effect on our business and prospects, or we may be required to cease operations entirely, liquidate all or a portion of our assets, and/or seek protection under the U.S. Bankruptcy Code, and you may lose all or part of your investment in this offering.

We have incurred significant operating losses and negative operating cash flows since inception and have not achieved profitability. Based on our current operating plan, we believe our available cash, cash equivalents, and marketable securities as of December 31, 2023, together with the estimated net proceeds from this offering, will be adequate to fund our currently planned operations through the third quarter of 2024. Accordingly, our financial position raises substantial doubt about our ability to continue to operate as a going concern and we will still need substantial additional funding following this offering to execute our operating plan and to continue to operate as a going concern. Our ability to execute our operating plan and to continue to operate as a going concern is therefore dependent upon our ability to raise substantial additional capital following this offering to fund our operations and support our research and development activities, including to advance our core preclinical neurology programs to potentially meaningful milestones. In this regard, subject to the lock-up agreement we entered into in connection with this offering as described under “Plan of Distribution,” we expect to continue to actively seek substantial additional capital following this offering, including through public or private equity or debt financing, royalty financing or other sources, such as strategic collaborations and other direct investments in our programs.

In addition, we have historically relied in part on collaboration partners to provide funding for and otherwise advance our preclinical and clinical programs. However, in June 2022, our collaboration agreement with Sanofi, S.A. terminated, in June 2023 our collaboration agreements with Biogen and Novartis terminated, and our collaboration agreement with Kite Pharma, Inc. expires by its terms in April 2024, and we do not expect such agreement to be extended. While we may identify new collaboration partners who can progress some of the programs that were the subject of these collaborations as well as our Fabry disease gene therapy program and our CAR-Treg cell therapy programs, we have not yet been, and may never be, successful in doing so in a timely manner, on acceptable terms or at all, and we may otherwise fail to raise sufficient additional capital in order to progress these and our other programs ourselves, in which case, we will not receive any return on our investments in these programs. In any event, we will still need substantial additional funding following this offering in order to progress the programs that were the subject of these collaborations as well as our Fabry disease and CAR-Treg cell therapy programs, and to advance our core neurology preclinical programs to potentially meaningful milestones and to otherwise execute on our current operating plan.

The perception of our ability to continue to operate as a going concern may make it more difficult for us to obtain financing for the continuation of our operations, particularly in light of currently challenging macroeconomic and market conditions. Further, we may be unable to attract new investments as a result of the speculative nature of our newly reprioritized core neurology preclinical programs. If adequate funds are not available to us on a timely basis, or at all, we will be required to take additional actions to address our liquidity needs, including additional cost reduction measures such as further reducing operating expenses and delaying, reducing the scope of, discontinuing or altering our research and development activities, which would have a material adverse effect on our business and prospects, or we may be required to cease operations entirely, liquidate all or a portion of our assets, and/or or seek protection under the U.S. Bankruptcy Code, and you may lose all or part of your investment in this offering.

If we raise additional capital through public or private equity offerings, including sales pursuant to our at-the-market offering program with Jefferies LLC, your ownership interest will be diluted, and such dilution may be substantial given our current stock price decline, and the terms of any new equity securities may have a preference over, and include rights superior to, our common stock. If we raise additional capital through royalty financings or other collaborations, strategic alliances or licensing arrangements with third parties, we may need to relinquish certain valuable rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable. If we raise additional capital through debt financing, we may be subject to specified financial covenants or covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or pursuing certain transactions, any of which could restrict our ability to commercialize our product candidates or operate as a business.

In addition, as we focus our efforts on proprietary human therapeutics, we will need to seek regulatory approvals of our product candidates from the FDA or other comparable foreign regulatory authorities, a process that could cost in excess of hundreds of millions of dollars per product. We may experience difficulties in accessing the capital markets due to external factors beyond our control, such as volatility in the equity markets for emerging biotechnology companies and general economic and market conditions both in the United States and abroad. In particular, our ability to raise the substantial additional capital we need in order to fund our business may be adversely impacted by global economic conditions and disruptions to and volatility in the credit and financial markets in the United States and worldwide, such as has been experienced recently. We cannot be certain that we will be able to obtain financing on terms acceptable to us, or at all. Our failure to obtain adequate and timely funding following this offering will materially and adversely affect our ability to continue to operate as a going concern and our ability to continue our research and development activities.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

The trading price of our common stock has been, and is likely to continue to be, be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. As a result of fluctuations in the price of our common stock, you may be unable to sell your shares at or above the price you paid for them. The market price of our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market, industry and other factors, including the risk factors described in “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus supplement and the accompanying prospectus in its entirety. The market price of our common stock may also be dependent upon the valuations and recommendations of the analysts who cover our business. If the results of our business do not meet these analysts’ forecasts, the expectations of investors or the financial guidance we provide to investors in any period, the market price of our common stock could decline.

In addition, the stock markets in general, and the markets for biotechnology stocks in particular, have experienced significant volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and, consequently, adversely affect the price at which you could sell the shares that you purchase in this offering. In the past, following periods of volatility in the market or significant price declines, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

If you purchase securities in this offering, you will suffer immediate dilution of your investment.

The combined offering price per share (or pre-funded warrant) and accompanying purchase warrant in this offering is higher than the net tangible book value per share of our common stock. Therefore, if you purchase securities in this offering, you will pay a combined offering price per share (or pre-funded warrant) and accompanying purchase warrant that substantially exceeds our net tangible book value per share after this offering. To the extent outstanding options are exercised or RSUs are settled, you will incur further dilution. Our net tangible book value as of December 31, 2023 was $82.9 million, or $0.47 per share. After giving effect to this offering at the combined offering price of $0.84 per share and accompanying purchase warrant, and after deducting the placement agents’ fees and estimated offering expenses payable by us (but excluding the shares of common stock to be issued and the proceeds received, if any, from exercises of the purchase warrants or pre-funded warrants offered hereby), you will experience immediate dilution of $0.32 per share, representing the difference between our as adjusted net tangible book value per share as of December 31, 2023 after giving effect to this offering (but without giving effect to the exercise of the purchase warrants or pre-funded warrants offered hereby) and the combined offering price. If the holders of the purchase warrants exercise the warrants in full, our as adjusted net tangible book value per share after this offering would be $0.57, representing an immediate increase in as adjusted net tangible book value per share of $0.10 to existing stockholders and immediate dilution in as adjusted net tangible book value per share of $0.27 to new investors purchasing securities in this offering. See the section of this prospectus supplement titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

You may experience future dilution as a result of future equity offerings.

We regularly consider fund raising opportunities and may decide, from time to time following this offering, to raise capital based on various factors, including market conditions and our plans of operation. In this regard, in order to raise additional capital, we expect to in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our shares of our common stock, including pursuant to the Sales Agreement. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our shares of our common stock in future transactions may be higher or lower than the combined price per share (or pre-funded warrant) and accompanying purchase warrant you may pay in this offering.

Our management will have broad discretion in the use of the net proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately.

Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

There is no public market for the purchase warrants or the pre-funded warrants being offered by us in this offering.

There is no established public trading market for the purchase warrants or the pre-funded warrants being sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the purchase warrants or the pre-funded warrants on any securities exchange or recognized trading system. Without an active market, the liquidity of the purchase warrants or the pre-funded warrants will be limited.

The purchase warrants are speculative in nature. You may not be able to recover your investment in the purchase warrants, and the purchase warrants may expire worthless.

The purchase warrants do not confer any rights of our common stock ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing six months after the date of issuance, holders of purchase warrants may exercise their right to acquire the underlying common stock and pay an exercise price per share equal to $1.00, subject to certain adjustments, and the purchase warrants will expire five and a half years after the date of issuance. Moreover, following this offering, the market value of the purchase warrants, if any, is uncertain and there can be no assurance that the market value of the purchase warrants will equal or exceed their imputed offering price. In addition, there can be no assurance that the market price of our common stock will equal or exceed the exercise price of the purchase warrants for a sustained period of time or at all, and, consequently, it may not ever be profitable for holders of the purchase warrants to exercise the purchase warrants.

Holders of the purchase warrants and the pre-funded warrants will have no rights as common stockholders until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of the purchase warrants or the pre-funded warrants, you will have no rights with respect to our common stock issuable upon exercise of the purchase warrants or the pre-funded warrants, including the right to receive dividend payments, vote or respond to tender offers. Upon exercise of your purchase warrants or the pre-funded warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

If we do not maintain a current and effective registration statement relating to the shares of our common stock issuable upon exercise of the purchase warrants or pre-funded warrants, holders will only be able to exercise such purchase warrants or pre-funded warrants on a “cashless basis.”

If we do not maintain a current and effective registration statement relating to the shares of our common stock issuable upon exercise of the purchase warrants or pre-funded warrants at the time that holders wish to exercise such purchase warrants or pre-funded warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of our common stock that holders will receive upon exercise of the purchase warrants or pre-funded warrants will be fewer than it would have been had such holder exercised such purchase warrants or pre-funded warrants for cash, and holders may be limited in their ability to immediately sell shares upon exercise subject to volume or other securities law limitations. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their purchase warrants or pre-funded warrants for cash if a current and effective registration statement relating to the shares of our common stock issuable upon exercise of the purchase warrants or pre-funded warrants is available.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to our future events, including our anticipated operations, research, development, manufacturing and commercialization activities, clinical trials, operating results and financial condition. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our estimates regarding the sufficiency of our cash resources and our expenses, capital requirements and need for substantial additional financing, and our ability to obtain additional financing;

•

our ability to continue to operate as a going concern, including our estimate that our available cash, cash equivalents and marketable securities as of December 31, 2023, in combination with potential future cost reductions, will not be sufficient to fund our planned operations for one year from the issuance date of the Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2023;

•	our projected operating and financial performance;

•

our strategic pipeline prioritization, including plans for advancing our preclinical programs, and the expected charges and cost savings associated with our restructurings and any future cost reduction measures;

•	anticipated research and development of product candidates and potential commercialization of any resulting approved products;

•	the initiation, scope, rate of progress, enrollment, dosing, anticipated results and timing of our preclinical studies and clinical trials and those of our collaborators or strategic partners;

•	the therapeutic and commercial potential of our product candidates, including the durability of therapeutic effects;

•

the therapeutic and commercial potential of technologies used by us in our product candidates, including our gene therapy and cell therapy technologies, zinc finger, or ZF, technology platform, zinc finger nucleases, or ZFNs, and zinc finger transcriptional regulators, or ZF-transcriptional regulators, which include ZFRs, and ZFAs;

•

the potential of our AAV capsid delivery platform, including our ability to utilize capsids we discover using our technology to resume programs that were previously paused pending the identification of a suitable capsid;

•

our ability to establish and maintain collaborations and strategic partnerships and realize the expected benefits of such arrangements, including our ability to find potential new collaboration partners for programs that were previously the subject of collaboration agreements as well as for our Fabry disease gene therapy and CAR-Treg cell therapy programs;

•	anticipated revenues from existing and new collaborations and the timing thereof;

•

our estimates regarding the impact of the macroeconomic environment on our business and operations and the business and operations of our collaborators, including preclinical studies, clinical trials and manufacturing, and our ability to manage such impacts;

•	our research and development and other expenses;

•	our ability to obtain adequate preclinical and clinical supplies of our product candidates from current and potential new suppliers and manufacturers or from our own in-house manufacturing facilities;

•

the ability of Sangamo and our collaborators and strategic partners to obtain and maintain regulatory approvals for product candidates and the timing and costs associated with obtaining regulatory approvals;

•	our ability to comply with, and the impact of, regulatory requirements, obligations and restrictions on our business and operations;

•

our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others, including our ability to obtain and maintain rights to the technologies required to develop and commercialize our product candidates;

•	competitive developments, including the impact on our competitive position of rival products and product candidates and our ability to meet such competition;

•	our operational and legal risks;

•	our plans, objectives, expectations and intentions and any other statements that are not historical facts; and

•	the anticipated use of our existing capital resources and the net proceeds from this offering.

In some cases, you can identify forward-looking statements by use of future dates or by terms such as: “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “will” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail in “Risk Factors” contained on page S-15 of this prospectus supplement and in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference as described in the section titled “Incorporation of Certain Information by Reference” in this prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $21.8 million, after deducting placement agents’ fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the purchase warrants or the pre-funded warrants offered hereby.

We currently intend to use the anticipated net proceeds from this offering to fund the development of neurology-focused genomic medicines pipeline, novel AAV capsid delivery technology and other general corporate purposes.

Based on our current operating plan, we estimate that our cash, cash equivalents and marketable securities, together with the anticipated net proceeds from this offering, will be sufficient to fund our operating expenses and capital expenditure requirements through the third quarter of 2024.

The amounts and timing of the expenditures may vary significantly, depending upon numerous factors, including our proprietary research and therapeutic programs and our clinical trials as well as the amount of cash used in our operations. Accordingly, our management will have broad discretion in the application of the net proceeds and investors will be relying upon the judgment of our management regarding the application of these proceeds. We reserve the right to change the use of these proceeds.

Pending the application of the net proceeds as described above, we expect to invest the proceeds of this offering in short-term, investment-grade, interest-bearing securities.

If all of the purchase warrants sold in this offering were to be exercised in cash at an exercise price per share equal to $1.00, we would receive additional proceeds of approximately $28.6 million. We cannot predict when or if the purchase warrants will be exercised. It is also possible that the purchase warrants may expire and may never be exercised. We may not sell any pre-funded warrants in this offering. If we sell any pre-funded warrants, we will receive only $0.01 per share upon exercise thereof.

DILUTION

Our net tangible book value as of December 31, 2023 was $82.9 million, or $0.47 per share. Net tangible book value is total assets minus the sum of liabilities and intangible assets. Net tangible book value per share is net tangible book value divided by the total number of shares of our common stock outstanding as of December 31, 2023.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of securities in this offering, and the as adjusted net tangible book value per share of our common stock immediately after completion of this offering.

After giving effect to the sale of (i) 24,761,905 shares of our common stock and accompanying purchase warrants to purchase an additional 24,761,905 shares of our common stock in this offering at the combined offering price of $0.84 per share and (ii) pre-funded warrants to purchase 3,809,523 shares of our common stock and accompanying purchase warrants to purchase an additional 3,809,523 shares of our common stock in this offering at the combined offering price minus $0.01 per pre-funded warrant (excluding, in each case, the shares of common stock to be issued and the proceeds received, if any, from exercises of the pre-funded warrants and the purchase warrants, as applicable), and after deducting placement agents’ fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2023 would have been approximately $104.7 million, or $0.52 per share. This represents an immediate increase in net tangible book value of $0.05 per share to existing stockholders and immediate dilution of $0.32 per share to investors purchasing our securities in this offering.

The following table illustrates this dilution on a per share basis to new investors participating in this offering:

Combined offering price per share and accompanying purchase warrant		$0.84
Net tangible book value per share as of December 31, 2023	$0.47
Increase in net tangible book value per share attributable to this offering	$0.05

As adjusted net tangible book value per share as of December 31, 2023, after giving effect to this offering		$0.52

Dilution per share to new investors purchasing our securities in this offering		$0.32

Investors who purchase common stock upon the exercise of the purchase warrants or the pre-funded warrants offered hereby may experience dilution depending on our net tangible book value at the time of exercise.

The foregoing discussion and table are based on 178,133,548 shares of our common stock outstanding as of December 31, 2023. This number excludes the shares of common stock issuable upon exercise of the purchase warrants and the pre-funded warrants offered hereby, and also excludes the following:

•	14,862,004 shares of our common stock issuable upon the exercise of outstanding stock options as of December 31, 2023 with a weighted-average exercise price of $6.951 per share;

•	6,052,923 shares of our common stock issuable upon the vesting and settlement of outstanding RSUs as of December 31, 2023 with a weighted-average grant date fair value of $3.6297 per share;

•	11,136,050 shares of our common stock issuable upon the exercise of outstanding RSUs granted after December 31, 2023 with a weighted-average grant date fair value of $0.4548 per share;

•	13,738,867 shares of our common stock available for issuance or future grant under the EIP as of December 31, 2023; and

•	2,858,653 shares of our common stock available for issuance under the ESPP as of December 31, 2023.

The foregoing discussion and table also does not include up to approximately $194.5 million of our common stock that remained available for sale as of December 31, 2023 under the Sales Agreement. As of the date of this prospectus supplement, approximately $194.5 million of our common stock remained available to be sold under the Sales Agreement, subject to certain conditions as specified in the Sales Agreement.

After giving effect to the sale of (i) 24,761,905 shares of our common stock and accompanying purchase warrants at the combined offering price of $0.84 per share and (ii) pre-funded warrants to purchase 3,809,523 shares of our common stock and accompanying purchase warrants at the combined offering, price minus $0.01 (including, in each case, the shares of common stock to be issued and the proceeds received, if any, from exercises of the pre-funded warrants and the purchase warrants, as applicable), and after deducting placement agents’ fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2023 would have been approximately $133.3 million, or $0.57 per share. This represents an immediate increase in as adjusted net tangible book value of $0.10 per share to existing stockholders and immediate dilution in as adjusted net tangible book value of $0.27 per share to investors purchasing our common stock in this offering. To the extent that outstanding options and RSUs are exercised or settle, as applicable, or other shares issued, investors purchasing our securities in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to investors in this offering.

We have not yet determined whether the purchase warrants or the pre-funded warrants will be classified and accounted for as liabilities or as stockholders’ equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material United States, or U.S., federal income tax considerations of the purchase, ownership and disposition of shares of our common stock issued pursuant to this offering, or the Shares, the purchase, exercise, disposition and lapse of warrants to purchase shares of our common stock pursuant to this offering, or the purchase warrants, the purchase, ownership and disposition of pre-funded warrants to purchase shares of our common stock issued pursuant to this offering, or the pre-funded warrants, and the ownership and disposition of shares of our common stock issuable upon exercise of the purchase warrants or the pre-funded warrants, or the warrant shares. The Shares, the purchase warrants, the warrant shares and the pre-funded warrants are collectively referred to herein as our “securities.” All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our securities. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own or have owned, or are deemed to own or have owned, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, wash, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, holders subject to special tax accounting rules under Section 451(b) of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships or disregarded entities for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, we believe a pre-funded warrant should be treated as a Share for U.S. federal income tax purposes and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of Shares, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the Share received. Similarly, the tax basis of the pre-funded warrant should carry over to the Share received upon exercise, increased by the exercise price of $0.01 per share. However, our characterization is not binding on the IRS, and the IRS may treat the pre-funded warrants as warrants to acquire our Shares. If so, the amount and character of your gain with respect to an investment in our pre-funded warrants could change. Accordingly, each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Allocation of Purchase Price

Each purchaser of Shares or pre-funded warrants must allocate its purchase price for such Shares, pre-funded warrants, or purchase warrants between each Share, pre-funded warrant, or purchase warrant, as applicable, based on the respective relative fair market values of each at the time of issuance. This allocation of the purchase price will establish the holder’s initial tax basis for U.S. federal income tax purposes for each Share, pre-funded warrant and purchase warrant. A holder’s allocation of the purchase price among the Shares, pre-funded warrants and purchase warrants is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a holder’s allocation. Each holder should consult its own tax advisor regarding the allocation of the purchase price among the Shares, pre-funded warrants and purchase warrants.

Tax Considerations Applicable to U.S. Holders

Definition of U.S. Holder

In general, a “U.S. holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Exercise of Purchase Warrants

A U.S. holder generally will not recognize gain or loss on the exercise of a purchase warrant and the related receipt of warrant shares (unless cash is received in lieu of the issuance of a fractional warrant share). A U.S. holder’s initial tax basis in a warrant share will be equal to the sum of (a) such U.S. holder’s tax basis in the purchase warrant plus (b) the exercise price paid by such U.S. holder on the exercise of such purchase warrant. A U.S. holder’s holding period in a warrant share received on the exercise of a purchase warrant generally should begin on the day after the date that such purchase warrant is exercised by such U.S. holder.

In certain circumstances, the purchase warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a purchase warrant on a cashless basis, including with respect to their holding period and tax basis in the warrant share.

Distributions on the Shares or the Warrant Shares

We do not anticipate declaring or paying any future distributions. However, if we do make distributions on the Shares or the warrant shares, such distributions will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be includible in your income as ordinary income when received. However, with respect to dividends received by individuals, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. holder’s investment, up to such U.S. holder’s adjusted tax basis in the Shares or the warrant shares, as applicable. Any remaining excess will be treated as capital gain from the sale or exchange of such Shares or warrant shares, subject to the tax treatment described in “—Sale or Other Taxable Disposition of the Shares, Pre-Funded Warrants, Purchase Warrants or Warrant Shares.”

Sale or Other Taxable Disposition of the Shares, Pre-Funded Warrants, Purchase Warrants or Warrant Shares

Upon the sale, exchange or other taxable disposition of the Shares, pre-funded warrants (other than by exercise), purchase warrants (other than by exercise) or warrant shares, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and such U.S. holder’s adjusted tax basis in the Shares, pre-funded warrants, purchase warrants or warrant shares. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such Shares, pre-funded warrants, purchase warrants or warrant shares is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Lapse of Pre-Funded Warrants and Purchase Warrants

Upon the lapse or expiration of a pre-funded warrant or a purchase warrant, a U.S. holder will recognize a loss in an amount equal to such U.S. holder’s tax basis in the pre-funded warrant or the purchase warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the pre-funded warrant or the purchase warrant is held for more than one year. Deductions for capital losses are subject to limitations.

Certain Adjustments to the Pre-Funded Warrants and Purchase Warrants

The terms of each pre-funded warrant and purchase warrant provide for an adjustment to the number of warrant shares for which the pre-funded warrant or purchase warrant may be exercised and/or to the exercise price of the pre-funded warrant or purchase warrant in certain events. An adjustment to the exercise price of a pre-funded warrant or purchase warrant may be treated as a constructive distribution to a U.S. holder of the pre-funded warrants or purchase warrants depending on the circumstances of such adjustment if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment. In addition, the failure to provide for such an adjustment (or to adequately adjust) may also result in a deemed distribution to U.S. holders of the pre-funded warrants or purchase warrants or Shares. Any such constructive distribution may be taxable whether or not there is an actual distribution of cash or other property. However, adjustments to the exercise price of pre-funded warrants or purchase warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders thereof generally should not be considered to result in a constructive distribution. Generally, such deemed distributions will be taxable in the same manner as an actual distribution as described in “—Distributions on the Shares or the Warrant Shares,” except that it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or the dividend-received deduction applicable to certain dividends paid to corporate holders. Generally, a U.S. holder’s tax basis in the underlying stock will be increased to the extent any such constructive distribution is treated as a dividend. Proposed U.S. Treasury Regulations address the amount of, timing of, and withholding obligations in respect to, constructive distributions made to holders of convertible securities such as the pre-funded warrants or purchase warrants. These proposed regulations are effective for constructive distributions made on or after the date of finalization, but may generally be relied upon as to certain matters for constructive distributions that occur prior to such date. U.S. holders should consult their own tax advisors regarding the application of such regulations and other tax considerations relating to the possibility of constructive distributions.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our securities (including constructive dividends) or receives proceeds from the sale or other taxable disposition of our securities. Certain U.S. holders are exempt from backup withholding, including C corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Definition of non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our securities that is neither a U.S. holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Exercise of Purchase Warrants

A non-U.S. holder generally will not recognize gain or loss on the exercise of a purchase warrant and the related receipt of warrant shares (unless cash is received in lieu of the issuance of a fractional warrant share and certain other conditions are present, as discussed under “—Gain on Sale, Exchange or Other Taxable Disposition of Our Securities”). See “—Tax Considerations Applicable to U.S. Holders—Exercise of Purchase Warrants.” However, if a cashless exercise of purchase warrants results in a taxable exchange, as described in “—Tax Considerations Applicable to U.S. Holders—Exercise of Purchase Warrants,” the rules described in “Gain on Sale, Exchange or Other Taxable Disposition of Our Securities” would apply.

Lapse of Purchase Warrants

If a non-U.S. holder allows a purchase warrant to expire unexercised, such non-U.S. holder will recognize a capital loss in an amount equal to such holder’s tax basis in the purchase warrant. See “—Tax Considerations Applicable to U.S. Holders—Lapse of Warrants.”

Certain Adjustments to the Pre-Funded Warrants and Purchase Warrants

See the discussion of the rules applicable to constructive distributions on a pre-funded warrant or purchase warrant in “—Tax Considerations Applicable to U.S. Holders—Certain Adjustments to the Warrants.” If an adjustment to the number of warrant shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the pre-funded warrants or purchase warrants, results in a constructive distribution, as described in “—Tax Considerations Applicable to U.S. Holders—Certain Adjustments to the Pre-Funded Warrants and Purchase Warrants,” the rules described in “—Distributions on the Shares or the Warrant Shares” would apply. U.S. federal income tax required to be withheld on any portion of such constructive distribution that is treated as a dividend (as described in “—Distributions on the Shares or the Warrant Shares”) may be withheld from warrant shares, sales proceeds subsequently paid or credited, or other amounts payable or distributable to a non-U.S. holder.

Distributions on the Shares or the Warrant Shares

We do not anticipate declaring or paying any future distributions. However, if we make distributions on the Shares or the warrant shares such distributions will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such non-U.S. holder’s adjusted tax basis in the Shares or the warrant shares, as applicable. Any remaining excess will be treated as capital gain from the sale or exchange of such Shares or warrant shares, subject to the tax treatment described in “—Gain on Sale, Exchange or Other Taxable Disposition of Our Securities” below.

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence for purposes of such treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence for purposes of such treaty.

To claim a reduction or exemption from withholding, a non-U.S. holder generally will be required to provide (a) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence, or (b) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Distributions will also be subject to the discussion in “—Backup Withholding and Information Reporting” and “—Foreign Accounts.”

Gain on Sale, Exchange or Other Taxable Disposition of Our Securities

Subject to the discussion in “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such non-U.S. holder’s sale, exchange or other taxable disposition of our securities unless:

•

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described in “—Distributions on the Shares or the Warrant Shares” also may apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% U.S. federal income tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States); or

•

we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation” in which case such non-U.S. holder generally will be taxed on its net gain derived from the disposition as effectively connected income taxable at the U.S. federal income tax rates applicable to U.S. persons (as defined in the Code); however, the branch profits tax described above will not apply to a U.S. holder that is a foreign corporation. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Even if we are or become a U.S. real property holding corporation, provided that our common stock is regularly traded, as defined by applicable U.S. Treasury Regulations, on an established securities market, the Shares will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held the Shares or warrant shares, as applicable. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. Disposition by a non-U.S. holder of purchase warrants (that are not expected to be regularly traded on an established securities market) may also be eligible for an exemption from withholding even if we are treated as a U.S. real property holding corporation, if on the date such purchase warrants were acquired by such non-U.S. holder such holdings had a fair market value no greater than the fair market value on that date of 5% of our regularly-traded common stock, provided that, if a non-U.S. holder holding our not-regularly-traded purchase warrants subsequently acquires additional purchase warrants, then such interests would be aggregated and valued as of the date of the subsequent acquisition to apply this 5% limitation.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our securities paid to such non-U.S. holder and the tax withheld, if any, with respect to such dividends. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to any dividends on our securities. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our securities if it certifies its non-U.S. status by providing a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) or IRS Form W-8ECI, or otherwise establishes an exemption; provided we do not have actual knowledge or reason to know such non-U.S. holder is a U.S. person, as defined in the Code. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described in “—Distributions on the Shares or the Warrant Shares” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our securities by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is established under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

The Code generally imposes a U.S. federal withholding tax of 30% on dividends and, subject to the discussion below regarding proposed regulations issued by the U.S. Treasury Department, the gross proceeds of a disposition of our securities paid to a “foreign financial institution” (as defined in the Code), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding accounts held by certain “specific United States persons” or “United States owned foreign entities” (each as defined in the Code), or otherwise qualifies for an exemption from these rules. A U.S. federal withholding tax of 30% also applies to dividends and, subject to the discussion below regarding proposed regulations issued by the U.S. Treasury Department, will apply to the gross proceeds of a disposition of our securities paid to a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any “substantial United States owners” (as defined in the Code), provides information regarding each substantial United States owners of the entity, or otherwise qualifies for an exemption from these rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

The withholding provisions described above currently apply to dividends paid on our securities. The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the

U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 24,761,905 shares of our common stock, pre-funded warrants to purchase 3,809,523 shares of our common stock, or the pre-funded warrants, and accompanying warrants to purchase an additional 28,571,428 shares of our common stock, or the purchase warrants. The common stock (or pre-funded warrants) and the purchase warrants will be sold together. Each share of our common stock (or pre-funded warrant) will be sold with a purchase warrant to purchase one share of our common stock. The shares of our common stock (or pre-funded warrants) and the accompanying purchase warrants are immediately separable and will be issued separately. The shares of our common stock issuable from time to time upon exercise of the purchase warrants and the pre-funded warrants, if any, are also being offered pursuant to this prospectus supplement and the accompanying prospectus.

Common Stock

Our restated certificate of incorporation, or the Restated Certificate, authorizes us to issue 640,000,000 shares of our common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Shares of our common stock are the only security of the Company registered pursuant to Section 12 of the Exchange Act. The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Stockholders have no cumulative voting rights. Subject to the preferences of any outstanding shares of preferred stock, the holders of our common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of our common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

For more information, see “Description of Capital Stock” in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2023, which Exhibit 4.1 is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SGMO.” The transfer agent and registrar for our common stock is Computershare, Inc.

Pre-Funded Warrants

The material terms and provisions of the pre-funded warrants being issued in this offering are summarized below. The following description is subject to, and qualified in its entirety by, the form of pre-funded warrant which will be filed as an exhibit to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering. You should review the form of pre-funded warrant for a complete description of the terms and conditions applicable to the pre-funded warrants. See “Where You Can Find More Information” on page S-40 of this prospectus supplement.

Exercisability. The pre-funded warrants will be immediately exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise. However, if a registration statement registering the issuance of the shares of our common stock underlying a pre-funded warrant held by holder under the Securities Act is not effective or available for the issuance of such shares to such holder at the time of exercise, the holder may only exercise the pre-funded warrant through a “cashless exercise,” in which case, the holder would receive upon such exercise, the net number of shares of our common stock determined according to the formula set forth in the pre-funded warrant. Apart from the limited circumstance where such a registration statement is not then effective or available, the exercise price must be paid by the holder in cash in immediately available funds.

Exercise Limitations. A holder (together with its affiliates and other attribution parties) may not exercise any portion of a pre-funded warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 4.99%, 9.99% or 14.99% (at the election of the holder prior to the issuance of the warrant) of our outstanding common stock immediately after exercise, which percentage may be changed at the holder’s election to a higher or lower percentage not in excess of 19.99% (if exceeding such percentage would result in a change of control under Nasdaq Listing Rule 5635(b) or any successor rule) upon 61 days’ notice to us subject to the terms of the pre-funded warrants.

Exercise Price. Each pre-funded warrant offered hereby has an initial exercise price per share equal to $0.01. The pre-funded warrants are immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of our common stock issuable upon exercise is subject to adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to compliance with any applicable securities laws, the pre-funded warrants are separately tradeable immediately after issuance at the option of the holders and may be transferred at the option of the holders.

No Listing. There is no established public trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the pre-funded warrants on any securities exchange or recognized trading system, including Nasdaq. Without an active market, the liquidity of the pre-funded warrants will be limited.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except for the right to participate in certain dividends and distributions and as otherwise provided in the pre-funded warrant or by virtue of a holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Purchase Warrants

The material terms and provisions of the purchase warrants being issued in this offering are summarized below. The following description is subject to, and qualified in its entirety by, the form of purchase warrant which will be filed as an exhibit to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering. You should review the form of purchase warrant for a complete description of the terms and conditions applicable to the purchase warrants. See “Where You Can Find More Information” on page S-40 of this prospectus supplement.

General. Each purchaser of a share of our common stock or pre-funded warrant will receive a purchase warrant to purchase one share of our common stock.

Exercisability. The purchase warrants will be exercisable six months from the issuance date and will expire five and a half years from the date of issuance. The purchase warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us or the warrant agent a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise. However, if a registration statement registering the issuance of the shares of our common stock underlying a purchase warrant held by holder under the Securities Act is not effective or available for the issuance of such shares to such holder at the time of exercise, the holder may only exercise the purchase warrant through a “cashless exercise,” in which case, the holder would receive upon such exercise, the net number of shares of our common stock determined according to the formula set forth in the purchase warrant. Apart from the limited circumstance where such a registration statement is not then effective or available, the exercise price must be paid by the holder in cash in immediately available funds.

Exercise Limitations. A holder (together with its affiliates and other attribution parties) may not exercise any portion of a purchase warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 4.99% or 14.99% (at the election of the holder prior to the issuance of the warrant) of our outstanding common stock immediately after exercise, which percentage may be changed at the holder’s election to a higher or lower percentage not in excess of 19.99% (if exceeding such percentage would result in a change of control under Nasdaq Listing Rule 5635(b) or any successor rule) upon 61 days’ notice to us subject to the terms of the purchase warrants.

Exercise Price. The initial per share exercise price of the purchase warrants is $1.00. The exercise price is subject to adjustment in the event of stock combinations, subdivisions or similar events affecting our common stock.

Transferability. Subject to compliance with any applicable securities laws, the purchase warrants are separately tradeable immediately after issuance at the option of the holders and may be transferred at the option of the holders.

No Listing. There is no established public trading market for the purchase warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the purchase warrants on any securities exchange or recognized trading system, including Nasdaq. Without an active market, the liquidity of the purchase warrants will be limited.

Fundamental Transactions. In the event of a fundamental transaction, as described in the purchase warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding common stock, the holders of the purchase warrants will be entitled to receive upon exercise of the purchase warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the purchase warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, as more fully described in the purchase warrant, in the event of certain fundamental transactions, the holders of the purchase warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the purchase warrants.

Rights as a Stockholder. Except for the right to participate in certain dividends and distributions and as otherwise provided in the purchase warrant or by virtue of a holder’s ownership of shares of our common stock, the holders of the purchase warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their purchase warrants.

PLAN OF DISTRIBUTION

We have entered into a placement agent agreement, dated as of March 21, 2024 (the “Placement Agent Agreement”), with Barclays Capital Inc. and Cantor Fitzgerald & Co. to act as placement agents in connection with this offering. Subject to the terms and conditions contained in the Placement Agent Agreement, the placement agents agreed to act as placement agents in connection with the sale of the securities offered pursuant to this prospectus supplement and the accompanying prospectus. The placement agents are not purchasing or selling any of the securities we are offering by this prospectus supplement, and are not required to arrange the purchase or sale of any specific dollar amount, but the placement agents have agreed to use “reasonable efforts” to arrange for the sale of the securities offered hereby.

We have entered into a securities purchase agreement directly with each investor in this offering (collectively, the “Securities Purchase Agreement”). All of the securities will be sold at the same price. We established the price following negotiations with prospective investors and with reference to the prevailing market price of our common stock, recent trends in such price and other factors. We expect that the sale of the securities will be completed on or around March 26, 2024.

Securities Purchase Agreement

Pursuant to the Securities Purchase Agreement, we will offer and the investors will purchase 24,761,905 shares of common stock and pre-funded warrants to purchase up to an aggregate of 3,809,523 shares of common stock, together with accompanying warrants to purchase up to an aggregate of 28,571,428 shares of common stock, resulting in gross proceeds to the Company of approximately $24.0 million, before deducting placement agents’ fees and estimated offering expenses. The Securities Purchase Agreement provides that the obligations of each investor are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary opinions and closing certificates.

The foregoing does not purport to be a complete statement of the terms and conditions of the Securities Purchase Agreement, a copy of which will be included as an exhibit to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering.

Placement Agent Agreement

The Placement Agent Agreement provides that the obligations of the placement agents and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates addressed to the placement agents.

Pursuant to the terms of the Placement Agent Agreement, we will pay the placement agents a cash placement agents’ fee equal to 6.0% of the gross proceeds of this offering. The following table shows the placement agents’ fee we will pay to the placement agents in connection with the sale of the securities offered hereby, assuming the purchase of all of the securities we are offering:

	Per Share of Common Stock and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total
Offering price	$0.8400	$0.8300	$23,961,904
Placement agents’ fees	$0.0504	$0.0498	$1,437,714
Proceeds, before expenses, to us	$0.7896	$0.7802	$22,524,190

We estimate that the total expenses of this offering, excluding the placement agents’ fees, will be approximately $750,000. We have also agreed to reimburse the placement agents for certain of their expenses in an amount up to $10,000.

We have agreed to indemnify the placement agents against liabilities arising out of its activities pursuant to the Placement Agent Agreement. We have also agreed to contribute to payments the placement agents may be required to make in respect of such liabilities.

The foregoing does not purport to be a complete statement of the terms and conditions of the Placement Agent Agreement, a copy of which will be included as an exhibit to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering.

Price Stabilization, Short Positions and Penalty Bids

The placement agents have informed us that they will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

Electronic Distribution

A prospectus supplement in electronic format may be delivered to potential investors by the placement agents. The prospectus supplement in electronic format will be identical to the paper version of such prospectus supplement. Other than the prospectus supplement in electronic format, the information on the placement agents’ web sites and any information contained in any other web site maintained by the placement agents is not part of the prospectus or the registration statement of which this prospectus supplement forms a part.

Lock-up Agreements

In connection with this offering, we have agreed with investors that during the period of 180 days after the date of this prospectus supplement (the “Lock-Up Period”), without the prior written consent of the investors, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our shares that are substantially similar to the shares of common stock, including but not limited to any options or warrants to purchase shares of common stock or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of the representatives, other than (A) the sale of our shares of common stock hereunder, (B) the issuance of securities issued on a pro rata basis to all holders of a class of outstanding equity securities of the Company, (C) the issuance of restricted common stock, restricted stock units or options to acquire common stock pursuant to our employee benefit plans, qualified stock option plans or other employee compensation plans as such plans are in existence on the date of this prospectus supplement and described in the registration statement of which this prospectus supplement forms a part, including any increase approved by our stockholders, (D) issuances of common stock upon the exercise or settlement of options or restricted stock units disclosed as outstanding in the registration statement of which this prospectus supplement forms a part; (E) the purchase or sale of our securities pursuant to a plan, contract or instruction, if any, that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) that was in effect prior to the date of this prospectus supplement; or (F) the issuance of securities sold, on an arm’s-length basis, only to unaffiliated service providers, vendors, customers, strategic partners and collaborators pursuant to a collaboration, licensing agreement, strategic alliance, lease, manufacturing or distribution agreement or similar transaction in connection with the acquisition of assets, technologies or other entities. We have also agreed that during such period, we will not file any registration statement, preliminary prospectus or prospectus, or any amendment or supplement thereto, under the Securities Act for any such transaction or which registers, or offers for sale, common stock or any securities convertible into or exercisable or exchangeable for common stock, except for a registration statement on Form S-8 relating to employee benefit plans described in the registration statement of which this prospectus supplement forms a part during the Lock-Up Period.

In connection with this offering, our directors and executive officers have agreed with the placement agents that, subject to certain customary exceptions, without the prior written consent of the representatives on behalf of the placement agents, they will not, for the Lock-Up Period, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned now or hereafter by the lock-up signatory in accordance with the rules and regulations of the SEC (such shares or securities, the “Beneficially Owned Shares”) and securities which may be issued upon exercise of a stock option or warrant), (2) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the lock-up signatory or someone other than the lock-up signatory), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Beneficially Owned Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”), (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, or (4) otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in clause (1), (2) or (3) above, in each case other than:

(a)

transfers of Beneficially Owned Shares, common stock or securities convertible into or exercisable or exchangeable for common stock (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the lock-up signatory or the immediate family of the lock-up signatory, (iii) to any affiliate of the lock-up signatory or (iv) by will or intestacy to the lock-up signatory’s legal representative, heir or legatee;

(b)	pursuant to any contract, instruction or plan complying with Rule 10b5-1 under the Exchange Act that has been entered into by the lock-up signatory prior to the date of the lock-up agreement;

(c)

the acquisition or exercise of any stock option issued pursuant to our existing stock option plan, including any exercise effected by the delivery of shares of common stock held by the lock-up signatory;

(d)	any conversion of restricted stock units into shares of common stock as provided in the applicable restricted stock unit issuance agreement;

(e)

any transfer of shares of common stock to us in connection with the lock-up signatory’s tax withholding obligation upon issuance of such shares pursuant to the applicable restricted stock unit issuance agreement;

(f)

any sale or transfer of shares of common stock (including in open market transactions through a broker) to satisfy the lock-up signatory’s tax withholding obligations in connection with the vesting of equity awards pursuant to our equity compensation plans or arrangements, which are described in the registration statement of which this prospectus supplement forms a part, and which equity awards vest during the Lock-Up Period;

(g)

pursuant to a sale or an offer to purchase 100% of the outstanding common stock, whether pursuant to a merger, tender offer or otherwise, to a third party or group of third parties resulting in a change of control and approved by our board of directors, provided that, in the event that such a change of control is not completed, the lock-up signatory’s shares shall remain subject to the restrictions contained in the lock-up agreement and title to the lock-up signatory’s shares shall remain with the lock-up signatory; or

(h)

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common stock, provided that such plan does not provide for the transfer and sale of common stock during the Lock-Up Period, and provided further that, except as required by applicable securities laws, no public announcement of the establishment or existence of such plan, and no filing with the SEC or any other regulatory authority in respect thereof or for transactions thereunder or contemplated thereby, by the lock-up signatory, us or any other person, shall be required, and no announcement or filing shall be made voluntarily by the lock-up signatory, us or any other person prior to the expiration of the Lock-Up Period.

In the case of any transfer or distribution pursuant to clause (a) above, each donee or distributee or transferee shall execute and deliver to the representatives a lock-up agreement for the balance of the Lock-Up Period in the form of this paragraph and, pursuant to clauses (a)(ii) through (iv) above, no filing by any party (donor, donee, distributor, distributee, transferor or transferee) under the Exchange Act, or other public announcement reporting a reduction in the beneficial ownership shall be required or shall be made voluntarily in connection with such transfer or distribution. In the case of any transfer or distribution pursuant to clause (a)(i) above, it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock in connection with such transfer or distribution shall be legally required during the Lock-Up Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer. For the avoidance of doubt, any shares of common stock received by the lock-up signatory upon the exercise of a stock option or conversion of restricted stock units as described in foregoing clauses (c) and (d) shall be subject to the restrictions under the lock-up agreement. In the case of any sale or transfer pursuant to clause (f) above, any public filing, report or announcement of any such sale or transfer shall disclose that the sale or transfer was for the purpose of covering the withholding taxes payable.

Nasdaq Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “SGMO”.

LEGAL MATTERS

Cooley LLP, San Francisco, California, will pass upon the validity of the shares of our securities offered by this prospectus supplement and the accompanying prospectus. White & Case LLP, New York, New York is acting as counsel for the placement agents in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of our internal control over financial reporting as of December 31, 2023, as set forth in their reports (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.sangamo.com. Our website is not a part of this prospectus supplement and is not incorporated by reference in this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the common stock covered by this prospectus supplement (Commission File No. 000-30171). Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements:

•	our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on March 13, 2024;

•	our Current Reports on Form 8-K, which were filed with the SEC on January 19, 2024 and February 6, 2024; and

•

the description of our common stock in our registration statement on Form 8-A, which was filed with the SEC on March  31, 2000, including all amendments and reports filed for the purpose of updating such description, including Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2023.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

Sangamo Therapeutics, Inc.

501 Canal Blvd.

Richmond, California 94804

(510) 970-6000

Attention: Investor Relations

Prospectus

$500,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

From time to time, we may offer and sell up to $500,000,000 of any combination of the securities described in this prospectus, either individually or in combination with other securities. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

Each time we sell securities pursuant to this prospectus, we will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference, before buying any of the securities being offered.

Our common stock is listed on The Nasdaq Global Select Market under the trading symbol “SGMO.” On February 22, 2023, the last reported sale price of our common stock was $2.91 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on The Nasdaq Global Select Market or other securities exchange of the securities covered by the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.

The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution” in this prospectus. If any agents, underwriters or dealers are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 21, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in combination with other securities, in one or more offerings up to a total aggregate offering price of $500,000,000. This prospectus provides you with a general description of the securities we may offer.

Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the section titled “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and the applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement and any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, the applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find More Information.”

Unless the context indicates otherwise, as used in this prospectus, the terms “Sangamo,” “we,” “us” and “our” refer to Sangamo Therapeutics, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis. SANGAMO®, Better Therapeutics By Design®, ZFP Therapeutic® and Engineering Genetic Cures® are our registered trademarks in the United States, and Sangamo Therapeutics™ and Pioneering Genetic Cures™ are our trademarks. All other trademarks or trade names referred to in this prospectus and any prospectus supplement are the property of their respective owners.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our consolidated financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Sangamo Therapeutics, Inc.

We are a clinical-stage genomic medicine company committed to translating ground-breaking science into medicines that transform the lives of patients and families afflicted with serious diseases. We plan to deliver on this mission through development of our clinical and preclinical product candidates, leveraging our novel science and our in-house manufacturing capabilities.

Our multiple collaborations with biopharmaceutical companies bring us important financial and strategic benefits and reinforce the potential of our research and development efforts and our zinc finger, or ZF, technology platform. They leverage our collaborators’ therapeutic and clinical expertise and commercial resources with the goal to bring our medicines more rapidly to patients. We believe these collaborations reflect the value of our zinc finger protein, or ZFP, technology platform and will potentially expand the addressable markets of our product candidates.

We are a leader in the research and development of ZFPs, which are abundantly occurring human proteins that have evolved to regulate the genome through interactions with DNA and regulatory proteins. We have developed and optimized a proprietary synthetic ZF technology platform with potential clinical utility in (i) genome editing and genome regulation, which we refer to together as genome engineering, and (ii) gene-edited cell therapy, which we refer to as cell therapy.

Our strategy is to translate our differentiated and versatile ZF technology platform to product candidates with best- or first-in-class clinical potential. For example, ZFPs can be engineered to make zinc finger nucleases, or ZF nucleases, which are proteins that can be used to edit genomes by specifically modifying DNA sequences by knocking in or knocking out select genes. ZFPs can also be engineered to make zinc finger transcriptional regulators, or ZF-TRs, which are proteins that can be used to regulate genomes by selectively increasing or decreasing gene expression.

In the process of developing these genome engineering technologies, we have additionally accrued significant scientific, manufacturing and development capabilities, as well as related know-how, that are broadly applicable to the field of gene therapy, which we have used to develop our gene therapy product candidates.

Finally, we have also leveraged our ZF technology platform and technologies obtained through acquisitions to become a leader in researching and developing Chimeric Antigen Receptor, or CAR, engineered regulatory T cell, or CAR-Treg, product candidates for the treatment of autoimmune and inflammatory diseases in broad patient populations, including kidney transplant rejection, multiple sclerosis and inflammatory bowel disease. CAR-Tregs are considered to have enhanced suppressive function over polyclonal Tregs due to the antigen-specificity introduced by the CAR.

We believe that our in-house manufacturing capacity provides us a competitive advantage. We currently operate an adeno-associated virus manufacturing facility in our Brisbane, California headquarters and cell therapy manufacturing facilities in Brisbane, California and Valbonne, France. Our manufacturing strategy is to provide greater flexibility, quality and control by building a balanced and necessary capacity achieved through our in-house manufacturing and contract manufacturing organization partnerships, investing in manufacturing processes and analytics and developing a strong supply chain.

We were incorporated in June 1995 in the state of Delaware and in January 2017, we changed our name from “Sangamo BioSciences, Inc.” to “Sangamo Therapeutics, Inc.” Our principal executive offices are located at 7000 Marina Blvd., Brisbane, California 94005. Our telephone number is (510) 970-6000. Our website is www.sangamo.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

Description of Securities

We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, up to a total aggregate offering price of $500,000,000, either individually or in combination with other securities, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity date, if applicable;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exercise, exchange or sinking fund terms, if any;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any;

•

conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange; and

•	material or special U.S. federal income tax considerations, if any.

The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment or other options, if any; and

•	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to the preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. In this prospectus, we have summarized certain general features of the common stock under the section titled “Description of Capital Stock—Common Stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to any common stock being offered.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our seventh amended and restated certificate of incorporation, as amended, our board of directors has the authority to designate up to 5,000,000 shares of preferred stock in one or more series and determine or alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any series of preferred stock, any or all of which may be greater than the rights of the common stock. If we sell any new series of preferred stock under this prospectus and any applicable prospectus supplement, our board of directors will determine the rights, preferences and privileges of the preferred stock being offered, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, preemptive rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Preferred stock may be convertible into our common stock or other securities of ours, or may be exchangeable for debt securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of the certificate of designation that describes the terms of the series of preferred stock being offered before the issuance of the related series of preferred stock. In this prospectus, we have summarized certain general features of the preferred stock under the section titled “Description of Capital Stock—Preferred Stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. Convertible or exchangeable debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion or exchange may be mandatory or optional (at our option or the holders’ option) and would be at prescribed conversion or exchange prices.

The debt securities will be issued under an indenture that we will enter into with a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities under the section titled “Description of Debt Securities.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indenture and any supplemental indentures that contain the terms of the debt securities. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or in combination with common stock, preferred stock and/or debt securities offered by any prospectus supplement. In this prospectus, we have summarized certain general features of the warrants under the section titled “Description of Warrants.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants. We have filed the forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants that we may offer as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants.

Warrants may be issued under a warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if any, in the applicable prospectus supplement relating to a particular series of warrants.

Use of Proceeds

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we intend to use the net proceeds from the sale of the securities under this prospectus for working capital and other general corporate purposes, including support for our continuing research and development of our genomic therapy product candidates and research programs, clinical trials and business development activities. See the section titled “Use of Proceeds” on page 8 of this prospectus.

Nasdaq Global Select Market Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SGMO.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and described under the section titled “Risk Factors” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with a specific offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, as well as the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to our future events, including our anticipated operations, research, development, manufacturing and commercialization activities, clinical trials, operating results and financial condition. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our strategy;

•	anticipated research and development of product candidates and potential commercialization of any resulting approved products;

•	the initiation, scope, rate of progress, enrollment, dosing, anticipated results and timing of our preclinical studies and clinical trials and those of our collaborators or strategic partners;

•	the therapeutic and commercial potential of our product candidates, including the durability of therapeutic effects;

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the therapeutic and commercial potential of technologies used by us in our product candidates, including our gene therapy and cell therapy technologies, ZF technology platform, ZF nucleases and ZF-TRs, which include zinc finger repressors and zinc finger activators;

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our ability to establish and maintain collaborations and strategic partnerships and realize the expected benefits of such arrangements, including our ability to find a potential new collaboration partner for the BIVV003 program;

•	anticipated revenues from existing and new collaborations and the timing thereof;

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our estimates regarding the impact of the COVID-19 pandemic on our business and operations and the business and operations of our collaborators, including clinical trials and manufacturing, and our ability to manage such impacts;

•	our research and development and other expenses;

•	our ability to obtain adequate preclinical and clinical supplies of our product candidates from current and potential new suppliers and manufacturers or from our own in-house manufacturing facilities;

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the ability of Sangamo and our collaborators and strategic partners to obtain and maintain regulatory approvals for product candidates and the timing and costs associated with obtaining regulatory approvals;

•	our ability to comply with, and the impact of, regulatory requirements, obligations and restrictions on our business and operations;

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our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others, including our ability to obtain and maintain rights to the technologies required to develop and commercialize our product candidates;

•	competitive developments, including the impact on our competitive position of rival products and product candidates and our ability to meet such competition;

•	our estimates regarding the sufficiency of our cash resources and our expenses, capital requirements and need for additional financing, and our ability to obtain additional financing;

•	conditions and events that raise doubt about our ability to continue as a going concern;

•	our ability to manage the growth of our business;

•	our projected operating and financial performance;

•	our operational and legal risks;

•	our plans, objectives, expectations and intentions and any other statements that are not historical facts; and

•	our intended use of the net proceeds from offerings of our securities under this prospectus.

In some cases, you can identify forward-looking statements by use of future dates or by terms such as: “aim,” “anticipates,” “assume,” “believes,” “continues,” “could,” “estimates,” “expects,” “forecast,” “goal,” “guidance,” “intends,” “likely,” “may,” “objective,” “ongoing,” “plans,” “project,” “seeks,” “should,” “target,” “will” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these assumptions, risks and uncertainties, you should not place undue reliance on these forward-looking statements. We cannot guarantee that any forward-looking statement will be realized. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectus we may authorize for use in connection with a specific offering, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, the applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we intend to use the net proceeds from the sale of the securities under this prospectus for working capital and other general corporate purposes, including support for our continuing research and development of our genomic therapy product candidates and research programs, clinical trials and business development activities. We will set forth in the applicable prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our seventh amended and restated certificate of incorporation, as amended, or the Restated Certificate, authorizes us to issue 320,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

The following summary description of our capital stock is based on the provisions of the Restated Certificate, our fifth amended and restated bylaws, or the Bylaws, and the applicable provisions of the General Corporation Law of the State of Delaware, or DGCL. This information may not be complete in all respects and is qualified entirely by reference to the provisions of the Restated Certificate, the Bylaws and the DGCL. For information on how to obtain copies of the Restated Certificate and our Bylaws, which are exhibits to the registration statement of which this prospectus forms a part, see the section titled “Where You Can Find More Information.”

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Stockholders have no cumulative voting rights. Subject to the preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and nonassessable.

Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

Pursuant to the Restated Certificate, our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series. Our board of directors also has the authority to determine or alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, may issue preferred stock with voting, conversion or other rights that are superior to the voting and other rights of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Sangamo without further action by the stockholders, and may have the effect of delaying or preventing changes in management of Sangamo. In addition, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Our board of directors will determine the rights, preferences, privileges and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of the certificate of designation that describes the terms of the series of preferred stock that we are offering before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

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whether the preferred stock will be convertible into our common stock or other securities of ours, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

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whether the preferred stock will be exchangeable for debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

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any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Antitakeover Effects of Provisions of our Restated Certificate, Bylaws and Delaware Law

Our Restated Certificate and Bylaws

As noted above, our board of directors, without stockholder approval, has the authority under our Restated Certificate to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Sangamo without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Our Restated Certificate also requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Further, our Restated Certificate provides that a special meeting of the stockholders may be called only by our board of directors.

In addition to the provisions noted above, our Bylaws further establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. Although our stockholders may amend, repeal or alter our Bylaws by a vote of at least a majority of the outstanding shares of our capital stock entitled to vote, our board of directors may also unilaterally adopt, repeal, alter, amend and rescind our Bylaws by a vote of at least a majority of the board of directors. Finally, our board of directors has the ability to elect a director to fill a vacancy created by the expansion of the board of directors or due to the resignation or departure of an existing board member.

These provisions may have the effect of delaying, deferring or preventing a change in control and may also delay or prevent changes in management of Sangamo, which could have an adverse effect on the market price of our stock. These and other provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, such provisions also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the DGCL, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation such as us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 of the DGCL generally defines a “business combination” to include any of the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder (in one transaction or a series of transactions) of assets of the corporation having an aggregate market value equal to 10% or more of the aggregate market value of either all of the assets of the corporation or its outstanding stock;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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subject to exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

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the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits, other than certain benefits set forth in Section 203, provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Section 203 of the DGCL could depress our stock price and delay, discourage or prohibit transactions not approved in advance by our board of directors, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our common stock.

Forum Selection Bylaw

Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Sangamo, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of Sangamo to Sangamo or to our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Restated Certificate, the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. However, this provision does not apply to actions arising under the Securities Act or the Exchange Act or any claim for which the federal courts have exclusive jurisdiction.

Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Sangamo is deemed to have notice of and consented to the forum selection provisions of the Bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc. Its address is 250 Royall Street, Canton, MA 02021and its telephone number is (781) 575-3951. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the applicable prospectus supplement for that series.

Listing on The Nasdaq Global Select Market

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SGMO.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;

•	any limit upon the aggregate principal amount that may be issued;

•	the maturity date or dates;

•	the form of the debt securities of the series;

•	the applicability of any guarantees;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

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if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

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the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

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the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

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any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

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whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

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if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

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additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

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the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and

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any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

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if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

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if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

•

if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

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the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

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the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under the section titled “Description of Debt Securities—Consolidation, Merger or Sale;”

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

•

to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under the section titled “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal of and premium and interest on any debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement and free writing prospectus, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase common stock, preferred stock or debt securities and may be issued in one or more series. Warrants may be offered independently or in combination with common stock, preferred stock or debt securities offered by any prospectus supplement. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants that may be offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants. The following summaries of material terms and provisions of the warrants are subject to, and qualified in their entirety by reference to, all the provisions of the form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements applicable to a particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplement related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectus, and the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements, that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of material or special U.S. federal income tax considerations, if any, of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•

in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and any warrant agreements will be governed by and construed in accordance with the internal laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We may issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	the performance of third-party service providers;

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the section titled “Special Situations When a Global Security Will Be Terminated” in this prospectus. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•

we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, “at-the-market” offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through one or more underwriters or dealers (acting as principal or agent), through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of the underwriters, dealers or agents, if any;

•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•	any over-allotment or other options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. If a dealer is used in the sale of securities, we, a selling stockholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transaction. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We may use underwriters, dealers or agents with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, dealer or agent, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions payable to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

We may provide agents, underwriters and dealers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or dealers may make with respect to these liabilities. Agents, underwriters and dealers, or their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on The Nasdaq Global Select Market may engage in passive market making transactions in the common stock on The Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Cooley LLP, San Francisco, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of our internal control over financial reporting as of December 31, 2022, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and (ii) after the effectiveness of the registration statement of which this prospectus is a part but prior to the termination of all offerings of securities covered by this prospectus (Commission File No. 000-30171). Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements:

•	our annual report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on February 23, 2023; and

•

the description of our common stock in our registration statement on Form 8-A, which was filed with the SEC on March  31, 2000, including all amendments and reports filed for the purpose of updating such description, including Exhibit 4.1 of our annual report on Form 10-K for the year ended December 31, 2022.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

Sangamo Therapeutics, Inc.

7000 Marina Blvd.

Brisbane, California 94005

(510) 970-6000

Attention: Investor Relations

24,761,905 Shares of Common Stock

Pre-Funded Warrants to Purchase 3,809,523 Shares of Common Stock

Warrants to Purchase 28,571,428 Shares of Common Stock

PROSPECTUS SUPPLEMENT

March 21, 2024

Barclays

Cantor